    As filed with the Securities and Exchange Commission on November 25, 1998
                                                       Registration No. 333-___

                                   ==========

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Maine                         6120                     01-0437984
------------------------      -------------------------      -------------------
 (State or other juris-           (Primary Standard           (I.R.S. Employer
diction of incorporation      Industrial Classification      Identification No.)
    or organization)                  Code No.)

                                  P.O. Box 9540
                               One Portland Square
                           Portland, Maine 04112-9540
                                 (207) 761-8500
     -----------------------------------------------------------------------
     (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                 William J. Ryan
                 Chairman, President and Chief Executive Officer
                     Peoples Heritage Financial Group, Inc.
                                  P.O. Box 9540
                               One Portland Square
                           Portland, Maine 04112-9540
                                 (207) 761-8500
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service) with a copy to:

                             Gerard L. Hawkins, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                                 (202) 347-0300

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the registrant's pending acquisition of A.D. Davis, Incorporated is consummated.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         Calculation of Registration Fee

==================================================================================
                                            Proposed Maximum
       Title of Each Class of              Aggregate Offering         Amount of
    Securities to be Registered                 Price(1)          Registration Fee
----------------------------------------------------------------------------------
Common Stock, par value $.01 per share         $3,815,000            $1,060.57
----------------------------------------------------------------------------------
Preferred Stock purchase rights(2)                 N/A                  N/A
==================================================================================


(1) Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is estimated solely for purposes of calculating the registration fee.

(2) Preferred Stock purchase rights will be distributed without charge with respect to each share of Common Stock of the Registrant registered hereby.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

EXPLANATORY NOTE

         This Registration Statement on Form S-3 registers for resale shares of common stock of the Registrant which are to be issued pursuant to an exemption from the registration requirements contained in Section 5 of the Securities Act of 1933 in connection with its pending acquisition of A.D. Davis, Incorporated, which has been approved by the stockholders of A.D. Davis, Incorporated and is anticipated to be consummated on or before December 31, 1998. Because the number of shares to be issued in connection with this transaction is dependent on the average market price of the Registrant's common stock during a specified period prior to closing, such number of shares is not determinable at this time. Information as to the number of shares of the Registrant's Common Stock covered hereby and to be reflected in the Prospectus contained herein will be set forth in a pre-effective amendment to this Registration Statement on Form S-3 or in a final Prospectus filed pursuant to Rule 424 under the Securities Act of 1933.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 25, 1998
PROSPECTUS
                                 _______ SHARES

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                  COMMON STOCK

         This Prospectus relates to the public offering, which is not being underwritten, of up to ________ shares (the "Offered Stock") of Common Stock, par value $0.01 per share (the "Common Stock"), of Peoples Heritage Financial Group, Inc. (the "Company") which may be offered from time to time for the account of the selling stockholders named herein (the "Selling Stockholders"). The shares of Offered Stock will be issued to the Selling Stockholders in connection with the Company's acquisition of A.D. Davis, Incorporated ("A.D. Davis") pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Company will not receive any of the proceeds from the sale of shares of Offered Stock by the Selling Stockholders.

         The shares of Offered Stock may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place through the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act, or through a combination of any such method of sale, at market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution."

         The Common Stock is traded on the Nasdaq Stock Market's National Market under the symbol "PHBK." On November 24, 1998, the last sale price of the Common Stock as reported on the Nasdaq Stock Market's National Market was $20.88.

         SEE "RISK FACTORS" BEGINNING ON PAGE FOUR FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

                                   ----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

         THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

              The date of this Prospectus is ___________ ___, 199_.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, proxy statements or other information filed by the Company at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. The Company's filings with the Commission are also available to the public from document retrieval services and at the Commission Internet website (http://www.sec.gov).

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder. This Prospectus is a part of the Registration Statement. As permitted by the Securities Act, this Prospectus does not contain all of the information you can find in the Registration Statement. The Registration Statement is available for inspection and copying as set forth above.

         The Commission allows the Company to "incorporate by reference" into this Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Prospectus, except for any information superseded by information contained in later-filed documents incorporated by reference in this Prospectus. The Company incorporates by reference the documents filed by it with the Commission listed below and any future filings made by it with the Commission prior to the termination of the offering made hereby under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


Company Filings (File No. 0-16947)                   Period/Date
----------------------------------                   -----------

  Annual Report on Form 10-K               Year ended December 31, 1997

  Quarterly Report on Form 10-Q            Quarters ended March 31, 1998;
                                           June 30, 1998 and September 30, 1998

  Current Reports on Form 8-K              Filed on April 22,
                                           April 28, July 20, as amended
                                           on July 24, and July 23, 1998

         You may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

                     Peoples Heritage Financial Group, Inc.
                     P.O. Box 9540
                     One Portland Square
                     Portland, Maine 04112-9540
                     Attention: Brian Arsenault
                     (207) 761-8517


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROSPECTUS. MOREOVER, NO OFFER OF THE COMMON STOCK IS BEING MADE IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                  RISK FACTORS


         Prospective investors should consider carefully the following factors in addition to the other information included or incorporated by reference in this Prospectus before making an investment in the Common Stock. Certain statements contained or incorporated by reference herein are not based on historical facts and are "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "anticipate," "believe," "commitment," "consider," "continue," "could," "encourage," "estimate," "expect," "intend," "may," "plan," "present," "propose," "prospect," "will," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Although the Company believes that the anticipated results or other expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that those results or expectations will be attained. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, those described below and other factors generally affecting the banking industry. Some, but not all, of these risks are summarized below as well as in the Company's reports and filings with the Commission, including its periodic reports under the Exchange Act. The Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Risks Related to Certain Lending Activities

         The Company's lending activities include loans secured by existing multi-family residential and commercial real estate. In addition, from time to time the Company originates loans for the construction of multi-family residential real estate and land acquisition and development loans. Multi-family residential, commercial real estate and construction lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity. There can be no assurance that the Company's multi-family residential, commercial real estate and construction lending activities will not be adversely affected by these and the other risks related to such activities.

         The Company's lending activities also include commercial business loans and leases to small to medium businesses, which generally are secured by various equipment, machinery and other corporate assets, and a wide variety of consumer loans, including home improvement loans, home equity loans, education loans and loans secured by automobiles, boats, mobile homes, recreational vehicles and other personal property. Although commercial business loans and leases and consumer loans generally have shorter terms and higher interests rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.

Effects of Changes in Interests Rates

         The Company's operating results depend to a large extent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the general level of interest rates can affect the Company's net interest income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities, as well as, among other things, the ability of the Company to originate loans; the value of the Company's interest-earning assets and its ability to realize gains from the sale of such assets; the average life of the Company's interest-earning assets; the value of the Company's mortgage servicing rights; and the Company's ability to obtain deposits in competition with other available investment alternatives. Interests rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the control of the Company. Although management believes that the estimated maturities of the Company's interest-earning assets currently are well balanced in relation to the estimated maturities of its interest-bearing liabilities (which involves various estimates as to how changes in the general level of interest rates will impact such assets and liabilities), there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates.

Dependence upon Economic Conditions

         The Company's profitability is primarily dependent on the profitability of its banking subsidiaries, which derive substantially all of their loans, deposits and other business from Maine, New Hampshire and north-central Massachusetts. The banking industry in northern New England is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond the Company's control. During the late 1980s and early 1990s, severely depressed real estate prices materially and adversely affected the northern New England economies, causing a severe recession and significant unemployment in the region. Although these economies have improved considerably more recently, there can be no assurance that the Company will be able to withstand adverse economic changes in the northern New England economies should they occur, or that adverse developments in general economic conditions in the national economy will not adversely affect the Company's financial condition or results of operations. Accordingly, the Company will remain subject to risks associated with prolonged declines in either local or national economies.

Restrictions on Paying Dividends

         The Company's ability to pay dividends to its shareholders depends to a large extent upon the dividends the Company receives from its banking subsidiaries. Dividends paid by the Company's banking subsidiaries are subject to restrictions under various federal and state banking laws. In addition, the Company and each of its banking subsidiaries must maintain certain capital levels, which may restrict the ability of such banking subsidiaries to pay dividends to the Company and the Company to pay dividends to its shareholders.

Preemptive Rights Denied and Dilution

         The Company's Amended and Restated Articles of Incorporation, as amended (the "Articles"), do not provide shareholders with a preemptive right to subscribe for additional shares of Common Stock upon any increase thereof. Thus, upon the issuance of any additional shares of Common Stock or other voting securities of the Company or securities convertible into Common Stock or other voting securities of the Company, persons who receive shares of Common Stock in transactions with the Company may be unable to maintain their pro rata voting or ownership interest in the Company.

Anti-Takeover Provisions

         The Articles authorize the Board of Directors of the Company to issue shares of preferred stock of the Company ("Preferred Stock") without shareholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company.

         The Articles and the Bylaws of the Company contain a number of other provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of the Company, including provisions in the Articles:
(i) classifying the Board of Directors of the Company into three classes to serve for three years with one class being elected annually; (ii) authorizing the Board of Directors of the Company to fix the size of the Board between three and 25 directors; (iii) authorizing directors to fill vacancies in the Board;
(iv) increasing the vote for removal of directors by shareholders; (v) increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders; and (vi) requiring an increased vote of shareholders to approve certain business combinations unless certain price and procedural requirements are met or the Board of Directors of the Company approves the business combination in the manner provided therein. The provisions in the Bylaws of the Company include specific conditions under which (i) persons may be nominated for election as directors of the Company at an annual meeting of shareholders; and (ii) business may be transacted at an annual meeting of shareholders.

         In addition to the foregoing, the Company has adopted a shareholder rights plan which generally would cause substantial dilution to a person or group of persons that acquires 20% or more of the outstanding Common Stock if a Triggering Event (as defined) thereafter occurs without the rights issued pursuant to such plan having been redeemed by the Board of Directors of the Company. Sections 611-A and 910 of the Maine Business Corporation Act also may have anti-takeover effects.

         The foregoing provisions and instruments may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors of the Company. Accordingly, holders of Common Stock may be deprived of an opportunity to sell their shares of Common Stock at a substantial premium over the market price of such shares. In addition, federal law also requires the approval of the Federal Reserve Board prior to the acquisition of "control" of a bank holding company.

Governmental Regulation

         The Company and its subsidiaries are subject to extensive federal and state governmental supervision and regulation, which are intended primarily for the protection of depositors. In addition, the Company and its subsidiaries are subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted but could adversely affect the business and operations of the Company and its subsidiaries in the future.

Competition

         The Company and its subsidiaries are subject to vigorous competition in all aspects and areas of their business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. The Company also competes with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Certain of the Company's competitors are larger financial institutions with substantially greater resources, lending limits, larger branch systems and a wider array of commercial banking services.

         The Company generally has been able to compete effectively with other financial institutions by emphasizing customer service, including local decision-making, by establishing long-term customer relationships and building customer loyalty and by providing products and services designed to address the specific needs of its customers. No assurance can be given, however, that the Company will continue to be able to compete effectively with other financial institutions in the future.

         The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technical advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Year 2000

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Company's Year 2000 project is monitored by a Year 2000 senior management committee, which reports to the Company's Board of Directors on a quarterly basis. The Company has completed its assessment of Year 2000 issues, developed a plan and arranged for the required resources to complete the necessary remediation efforts. The Company will utilize both internal and external resources to reprogram, or replace, and test the software and hardware for Year 2000 modification.

         The Company is in the process of remediating, testing and returning to production all of its critical applications. The Company expects to have substantially completed the remediation of all critical applications by the end of 1998. The Company has established a separate test environment to accommodate its Year 2000 specific testing activity and the anticipated need to test with its customers and other third parties during 1999.

         The Company's Year 2000 project management has contacted all critical service providers to discuss and assess their Year 2000 readiness. In addition, the Company is receiving written and verbal verification from its significant third party service providers and vendors as to their Year 2000 readiness. The Company will begin Year 2000 testing with several of these key vendors in the fourth quarter of 1998 and plans to complete testing with service providers by the end of the first quarter of 1999.

         Although the Company continues to discuss these matters with, obtain written certification from and test the systems of such other companies as to the Year 2000 compliance, there can be no assurance that any potential impact associated with incompatible systems after December 31, 1999 would not have a material adverse effect on the Company's business, financial condition or results of operations. The Company anticipates that the incremental cost of the Year 2000 project will not exceed $2.6 million. The Company has incurred $1.1 million of expenses in connection with this project in 1998. For additional information in this regard, see the Company's most recent reports under the Exchange Act, which may be obtained in the manner set forth under "Where You Can Find More Information."

Acquisitions

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of the Company's business. As of September 30, 1998, the Company has completed three acquisitions which have been accounted for under the pooling-of-interests method and seven acquisitions accounted for under the purchase method since January 1, 1994. PHFG continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of PHFG's book value and net income per common share may occur in connection with any future transactions.

                                   THE COMPANY

         The Company is a multi-bank and financial services holding company which is incorporated under the laws of the State of Maine. The Company conducts business from its executive offices in Portland, Maine and, as of September 30, 1998, 188 banking offices located throughout Maine, New Hampshire and northern Massachusetts. At September 30, 1998, the Company had consolidated assets of $9.9 billion and consolidated shareholders' equity of $750.7 million. Based on total assets at September 30, 1998, the Company is the largest independent bank holding company headquartered in northern New England and the fifth largest independent bank holding company headquartered in New England.

         The Company offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through three wholly-owned banking subsidiaries: Peoples Heritage Bank, Bank of New Hampshire and Family Bank, FSB. Peoples Heritage Bank is a Maine-chartered bank, which operates offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning, equipment leasing, securities brokerage and insurance brokerage activities. At September 30, 1998, Peoples Heritage Bank had consolidated assets of $4.2 billion and consolidated shareholder's equity of $315.3 million. Bank of New Hampshire is a New Hampshire-chartered commercial bank which operates offices throughout New Hampshire. At September 30, 1998, Bank of New Hampshire had consolidated assets of $4.3 billion and consolidated shareholder's equity of $332.3 million. Family Bank, FSB is a federally-chartered savings bank which operates offices in the Merrimack Valley area of Greater Haverhill and Greater Lowell, Massachusetts and in southern New Hampshire. At September 30, 1998, Family Bank, FSB had consolidated assets of $1.6 billion and consolidated shareholder's equity of $143.1 million.

         The Company's pending acquisition of SIS Bancorp, Inc., a multibank holding company headquartered in Springfield, Massachusetts which had $1.9 billion of assets at September 30, 1998, is scheduled to be completed by the end of 1998 and will be accounted for as a pooling-of-interests.

         The executive offices of the Company are located at One Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands, Except Per Share Data)


         The following selected consolidated financial data for the five years ended December 31, 1997 is derived in part from the audited consolidated financial statements of the Company which give retroactive effect to the Company's acquisition of CFX Corporation under the pooling-of-interests method of accounting on April 10, 1998. The following selected consolidated financial data at September 30, 1998 and for the nine months ended September 30, 1998 and 1997 is derived from unaudited consolidated financial statements of the Company, which include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations at such date and for such periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1998. The selected consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, consolidated financial statements of the Company, including the related notes, incorporated herein by reference. See "Where You Can Find More Information."


                                                                       December 31,
                                    September 30,  --------------------------------------------------------------
BALANCE SHEET DATA:                     1998          1997         1996        1995          1994        1993
                                    ------------   ----------   ----------   ----------   ----------   ----------

Total assets                         $9,882,729    $9,668,242   $7,767,655   $6,168,281   $5,673,436   $5,494,810
Debt and equity securities, net       1,881,830     1,830,942    1,564,647    1,307,767    1,305,269    1,356,368
Total loans and leases, net(1)        6,337,560     6,434,238    5,161,179    4,024,307    3,740,024    3,420,416
Goodwill and other intangibles          119,440       127,416       80,884       32,676       31,189       33,879
Deposits                              6,882,172     6,747,419    5,936,430    4,834,969    4,426,847    4,457,219
Borrowings                            2,046,135     1,982,190    1,042,312      674,694      670,829      450,637
Shareholders' equity                    750,654       720,783      676,847      586,500      515,423      495,522
Nonperforming assets                     65,693        69,427       62,266       67,394       89,295      145,651
Book value per share                       8.55          8.23         7.71         7.24         6.45         6.25
Tangible book value per share              7.19          6.79         6.78         6.84         6.08         5.83




                                      Nine Months Ended
                                        September 30,                        Year Ended December 31,
                                    --------------------      --------------------------------------------------------
OPERATIONS DATA:                      1998        1997          1997        1996        1995        1994        1993
                                    --------    --------      --------    --------    --------    --------    --------

Interest and dividend income        $535,306    $464,247      $641,751    $509,477    $454,657    $383,393    $369,388
Interest expense                     261,328     211,382       297,275     230,182     202,760     159,656     165,306
                                    --------    --------      --------    --------    --------    --------    --------
Net interest income                  273,978     252,865       344,476     279,295     251,897     223,737     204,082
Provision for loan and
 lease losses                          9,702       3,385         4,548       5,185       8,044       6,996      28,077
                                    --------    --------      --------    --------    --------    --------    --------
Net interest income
 after provision for loan
 and lease losses                    264,276     249,480       339,928     274,110     243,853     216,741     176,005
Net securities gains                   3,506       1,372         2,697       3,287       2,499         401       1,183
Other noninterest income              74,010      55,117        79,783      57,423      46,656      41,625      42,871
Noninterest expense (excluding
 special charges)                    207,098     189,439       261,965     209,716     188,573     186,287     181,071
Special charges(2)                    35,374      11,031        18,591       9,627       4,958         559         300
                                    --------    --------      --------    --------    --------    --------    --------
Income before income
 tax expense                          99,320     105,499       141,852     115,477      99,477      71,921      38,688
Income tax expense                    31,324      37,105        49,517      39,444      33,437      21,136       3,372
                                    --------    --------      --------    --------    --------    --------    --------
Net income                          $ 67,996    $ 68,394      $ 92,335    $ 76,033    $ 66,040    $ 50,785    $ 35,316
                                    ========    ========      ========    ========    ========    ========    ========
Net income per share(3):
    Basic                           $   0.77    $   0.79      $   1.06    $   0.94    $   0.82    $   0.64    $   0.46
    Diluted                             0.76        0.77          1.04        0.92        0.80        0.63        0.46
Dividends per share                     0.33        0.28          0.46        0.34        0.29        0.18        0.11


                                           At or For the
                                         Nine Months Ended
                                           September 30,            At or For the Year Ended December 31,
                                         ------------------     ------------------------------------------------
OTHER DATA:                               1998        1997       1997       1996      1995       1994      1993
                                         ------      ------     ------     ------    ------     ------    ------

Return on average assets                   0.93%      1.12%      1.09%      1.15%     1.13%      0.92%     0.67%
Return on average equity(4)               12.50      13.28      13.29      12.69     12.04       9.97      7.56
Average equity to average
  assets(4)                                7.40       8.47       8.23       9.05      9.35       9.19      8.83
Interest rate spread(4)                    3.58       3.90       3.86       3.98      4.06       3.96      *
Net interest margin(4)                     4.13       4.50       4.45       4.56      4.64       4.40      4.21
Tier 1 leverage capital ratio
  at end of period                         7.49       8.51       7.51       8.56      9.14       8.93      8.77
Dividend payout ratio                     41.23      41.35      43.63      38.75     35.69      28.49     24.14
Efficiency ratio(5)                       57.56      59.54      59.78      62.28     63.16      70.20     73.32
Nonperforming assets as a percent
  of total assets at end of
  period                                   0.66       0.70       0.72       0.80      1.09       1.57      2.65


------------------

(1)      Does not include loans held for sale.

(2) Special charges consist of merger-related expenses and, in 1997, a $7.2 million pre-tax charge relating to CFX Funding.

(3) Excluding special charges, PHFG's basic income per share would have been $1.05, $0.86, $1.20, $1.03, $0.86, $0.65 and $0.46 for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively, and PHFG's diluted income per share would have been $1.03, $0.85, $1.18, $1.01, $0.85, $0.64 and $0.46 for the same respective periods.

(4) Excludes the effect of unrealized gains or losses on securities available for sale.

(5) The efficiency ratio represents operating expenses, excluding distributions on securities of subsidiary trust and special charges, as a percentage of net interest income and noninterest income, excluding net securities gains.

*  Information is not available.

                     COMMON STOCK AND DIVIDEND INFORMATION

     The Common Stock is traded on the Nasdaq Stock Market's National Market. The following table sets forth the high and low prices of the Common Stock as reported on the Nasdaq Stock Market's National Market and the dividends declared per share of Common Stock for the periods indicated. The prices and dividends per share have been retroactively adjusted to reflect a two-for-one split of the Common Stock effective May 18, 1998.


                                                 Market Price
                                              ------------------     Dividends Declared
                                               High        Low           Per Share
                                              ------      ------     ------------------

                 1998
------------------------------------
First Quarter                                 $24.66      $18.69           $ 0.11
Second Quarter                                 26.75       21.56             0.11
Third Quarter                                  26.25       15.69             0.11
Fourth Quarter (through November 24)           20.94       12.81             0.11

                 1997
------------------------------------
First Quarter                                  16.25       12.94             0.09
Second Quarter                                 19.00       13.00             0.09
Third Quarter                                  21.56       18.00            0.095
Fourth Quarter                                 23.81       18.94            0.105

                 1996
------------------------------------
First Quarter                                  11.38        9.50             0.08
Second Quarter                                 11.13        9.69            0.085
Third Quarter                                  11.81        9.50            0.085
Fourth Quarter                                 14.31       11.25            0.085



         As of September 30, 1998, there were 87,783,810 shares of Common Stock outstanding which were held by approximately 12,000 holders of record. Such number of record holders does not reflect the number of persons or entities holding stock in nominee name through banks, brokerage firms and other nominees.

         The Company has historically paid quarterly dividends on the Common Stock and currently intends to continue to do so in the foreseeable future. The Company's ability to pay dividends depends on a number of factors, however, including restrictions on the ability of its banking subsidiaries to pay dividends under federal and state banking laws, and as a result there can be no assurance that dividends will be paid in the future.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from sales of Offered Stock. See "Selling Stockholders" for a list of those persons who will receive the proceeds from such sales.

                              SELLING STOCKHOLDERS

         This Prospectus covers the offer and sale by each of the Selling Stockholders of the Common Stock to be issued to them in connection with the Company's acquisition of A.D. Davis. The Selling Stockholders will receive an
aggregate of             shares of Common Stock pursuant to this acquisition.
The Company has agreed that it will cause to be registered under the Securities Act the resale of the Common Stock received by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement, other than liabilities arising from information supplied by the Selling Stockholders for use in the Registration Statement. Each Selling Stockholder, severally but not jointly, has agreed to indemnify the Company against liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement insofar as such misstatements or omissions were made in reliance upon written information furnished to the Company by such Selling Stockholder expressly for use in the Registration Statement.

         The table below sets forth each Selling Stockholder's name, the number of shares of Common Stock beneficially owned by such Selling Stockholder prior to the Offering, the maximum number of shares of Common Stock offered hereby by such Selling Stockholder and the number of shares of Common Stock to be held by such Selling Stockholder after the Offering.



                            Maximum Number       Number of
                           of Shares to be     Shares Owned    Number of Shares
                             Sold in the       Prior to the     Owned After the
      Name(1)                Offering(2)         Offering         Offering(3)
------------------         ---------------     ------------    ----------------

Robert J. Murphy
Terrence P. Abbott
Charles H. Hamlin
                                           [to be completed]


----------

(1) Selling Stockholders include the approximately __ participants in the A.D. Davis, Incorporated Employee Stock Ownership Plan, which will be terminated promptly following the Company's acquisition of A.D. Davis.

(2) Represents the number of shares of Common Stock received by each Selling Stockholder upon consummation of the acquisition of A.D. Davis by the Company.

(3) Because the Selling Stockholders may sell all, some or none of the shares of Offered Stock offered hereby, there can be no assurance as to the number of shares of Offered Stock which will be held by each Selling Stockholder upon completion of the Offering. Even if no shares of Offered Stock are sold, however, no Selling Stockholder would hold one percent or more of the outstanding Common Stock upon completion of the Offering (based on the total number of shares of Common Stock held by the Selling Stockholders as of the date hereof and to be received upon consummation of the acquisition of A.D. Davis by the Company).

         The Selling Stockholders may sell up to all of the shares of the Common Stock shown above under the heading "Number of Shares Owned Prior to the Offering" pursuant to this Prospectus in one or more transactions from time to time as described below under "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         Each of the Selling Stockholders may sell his, her or its shares of Offered Stock directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares of Offered Stock may be effected in one or more transactions that may take place on the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. Sales of the Offered Stock may be effected to cover previous short sales of Common Stock.

         The Selling Stockholders may effect transactions by selling the Offered Stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or negotiated discounts, concessions or commissions from the Selling Stockholders.

         The aggregate proceeds to the Selling Stockholders from the sale of the Offered Stock will be the purchase price of the Offered Stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of the Offered Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Offered Stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         Each Selling Stockholder and any other person participating in a distribution of the Offered Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of Offered Stock by, Selling Stockholders and other persons participating in a distribution of Offered Stock.

Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by the law firm of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                     EXPERTS

         The financial statements and related financial statement schedules of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's Current Report on Form 8-K filed on July 23, 1998, and the financial statements and related financial statement schedules of The Safety Fund Corporation and of Community Bankshares, Inc. incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, filed on April 22, 1998, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

         The financial statements and related financial statement schedules of CFX Corporation incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, filed on April 22, 1998, have been audited by Wolf & Company, P.C., independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

         The financial statements and related financial statement schedules of Portsmouth Bank Shares, Inc. incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, filed on April 22, 1998, have been audited by Shatswell, MacLeod & Company, P.C., independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

================================================================================

         No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                                TABLE OF CONTENTS

                                                                           Page

Where You Can Find More Information.....................................     2
Risk Factors............................................................     4
The Company.............................................................     9
Selected Consolidated Financial Data....................................    10
Common Stock and Dividend Information...................................    12
Use of Proceeds.........................................................    13
Selling Stockholders ...................................................    13
Plan of Distribution....................................................    14
Legal Matters...........................................................    15
Experts.................................................................    15


================================================================================


                                     Shares




                                PEOPLES HERITAGE
                              FINANCIAL GROUP, INC.





                                  Common Stock










                                  ------------
                                   Prospectus
                                  ------------




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



SEC registration fee                                            $ 1,061
Nasdaq listing fees                                               4,769
Legal fees and expenses                                           4,000*
Accounting fees and expenses                                      5,000*
Miscellaneous expenses                                            2,170*
                                                                -------
     Total                                                      $17,000*


----------

*  Estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 719 of the Maine Business Corporation Act ("MBCA") sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such. Indemnification may be provided against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred; provided that no indemnification may be provided with respect to any matter where such person shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person shall be entitled to indemnification. Any indemnification, unless ordered by a court or required in the corporation's bylaws, shall be made only as authorized in the specific case upon a determination by the board of directors that indemnification is proper in the circumstances and in the best interests of the corporation. Expenses incurred in defending an action may be paid by the corporation in advance of the final disposition of that action upon a determination made that the person seeking indemnification satisfied the standard of conduct required for indemnification and receipt by the corporation of a written undertaking by or on behalf of such person to repay that amount if that person is finally adjudicated to not have met such standard or not be entitled to such indemnification. In addition, Section 719 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability whether or not the corporation would have the power to indemnify such person against liability under such section. See Title 13-A Maine Revised Statutes Annotated ss.719.

         Article VI of the Bylaws of the Company provides that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by the MBCA. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Directors and officers also may be indemnified pursuant to the terms of various employee benefit plans of the Company. In addition, the Company carries a liability insurance policy for its directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)      List of Exhibits:


Exhibit No.                     Exhibit                                Location
-----------                     -------                                --------

    3(a)(1) (Amended and Restated Articles of Incorporation
            of the Company                                                (1)

    3(a)(2) (Amendment to the Amended and Restated Articles of
            Incorporation of the Company                                  (2)

    3(b)    Bylaws of the Company                                         (3)

    4(a)    Specimen Common Stock certificate                             (3)

      5     Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
             regarding legality of securities being registered

   23(a)    Consent of Elias, Matz, Tiernan & Herrick L.L.P.
            (contained in the opinion included as Exhibit 5)

   23(b)    Consents of KPMG Peat Marwick LLP

   23(c)    Consent of Wolf & Company, P.C.

   23(d)    Consent of Shatswell, MacLeod & Company, P.C.

     24 Powers of Attorney (included in the signature page to this Registration Statement)


(1) Exhibit is incorporated by reference to the Form 8-K report filed by the Company with the Securities and Exchange Commission on November 3, 1997.

(2) Exhibit is incorporated by reference to the proxy statement filed by the Company with the Commission on March 23, 1998.

(3) Exhibit is incorporated by reference to the Form S-4 Registration Statement (No. 33-20243) filed by the Company with the Securities and Exchange Commission on February 22, 1988.

         (b)      Financial Statement Schedules.

         No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes as follows:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, that paragraphs (a) (1) (i) and
                  (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine on the 2nd day of November 1998.


PEOPLES HERITAGE FINANCIAL GROUP, INC.



By: /s/ William J. Ryan
    -----------------------------------------------
    William J. Ryan
    Chairman, President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Peoples Heritage Financial Group, Inc. whose signature appears below hereby appoints William J. Ryan and Peter J. Verrill, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Peoples Heritage Financial Group, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.




/s/ Robert P. Bahre                                      Date: November 2, 1998
---------------------------------------
Robert P. Bahre
Director




/s/ Peter J. Baxter                                      Date: November 2, 1998
---------------------------------------
Peter J. Baxter
Vice Chairman, Executive Vice President
and Chief Operating Officer

/s/ P. Kevin Condron                                     Date: November 2, 1998
------------------------------------
P. Kevin Condron
Director




/s/ Everett W. Gray                                      Date: November 2, 1998
------------------------------------
Everett W. Gray
Director




/s/ Andrew W. Greene                                     Date: November 2, 1998
------------------------------------
Andrew W. Greene
Director



/s/ Katherine M. Greenleaf                               Date: November 2, 1998
------------------------------------
Katherine M. Greenleaf
Director



/s/ Douglas S. Hatfield                                  Date: November 2, 1998
------------------------------------
Douglas S. Hatfield
Director



/s/ Dana S. Levenson                                     Date: November 2, 1998
------------------------------------
Dana S. Levenson
Director

/s/ Robert A. Marden, Sr.                                Date: November 2, 1998
----------------------------------
Robert A. Marden, Sr.
Vice Chairman



/s/ Philip A. Mason                                      Date: November 2, 1998
----------------------------------
Philip A. Mason
Director



/s/ Malcolm W. Philbrook, Jr.                            Date: November 2, 1998
----------------------------------
Malcolm W. Philbrook, Jr.
Director



/s/ Pamela P. Plumb                                      Date: November 2, 1998
----------------------------------
Pamela P. Plumb
Vice Chairman



/s/ Seth Resnicoff                                       Date: November 2, 1998
----------------------------------
Seth Resnicoff
Director



/s/ William J. Ryan                                      Date: November 2, 1998
----------------------------------
William J. Ryan
Chairman, President and Chief
Executive Officer
(principal executive officer)

/s/ Curtis M. Scribner                                   Date: November 2, 1998
------------------------------------
Curtis M. Scribner
Director



/s/ Paul R. Shea                                         Date: November 2, 1998
------------------------------------
Paul R. Shea
Director



/s/ John E. Veasey                                       Date: November 2, 1998
------------------------------------
John E. Veasey
Director



/s/ Peter J. Verrill                                     Date: November 2, 1998
------------------------------------
Peter J. Verrill
Executive Vice President, Chief
Financial Officer and Treasurer
(principal financial and accounting
officer)